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                                                                Exhibit 10.21

                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT ("Agreement") is entered into as of January 15, 2004 ("Effective Date") between Biophan Technologies, Inc. ("Licensee"), a Nevada Corporation having its principal place of business at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586, and Nanoset, LLC ("Licensor"), a New York limited liability company having a place of business at 349 West Commercial Street, Suite 2490, East Rochester, New York 14445.

          Licensee desires to acquire rights to certain technology as described in and pursuant to the terms of this Agreement and Licensor is willing to grant such rights. Therefore, the parties agree as follows:

1.       DEFINITIONS

                  The following terms in this Agreement shall have the definitions set forth below.

                  1.01 "Affiliate" means any Entity which directly or indirectly controls, is controlled by, or is under common control with, a party. For the purposes of this Section, "control" means the beneficial ownership of at least fifty percent (50%) of the voting stock of the Entity, the direct or indirect power to appoint at least one-half of the directors or managers of the Entity, or the power by contract or otherwise to direct the affairs of such Entity.

                  1.02 "Allocated Net Sales Revenue" means the gross amount invoiced by Licensee or any Affiliate for a Combination Product, less the applicable allowable deductions described in Sections 1.14(i)-(iv) ("Unallocated Net Sales"), multiplied by the fraction A/C, where A is the invoice price of the Licensed Product incorporated into such Combination Product when sold separately in finished form, and C is the invoice price of the Combination Product. If the Licensed Product and the Combination Product are not sold separately in finished form, Allocated Net Sales shall, for the purposes of determining royalties due on the Combination Product, be calculated by multiplying the Unallocated Net Sales by the fraction D/(D+E), where D equals the total direct manufacturing cost of the Licensed Product and E is the total direct manufacturing cost of the Combination Product.

                  1.03 "Combination Product" means any product that is comprised of a Licensed Product and another product(s) that is not a Licensed Product.

                  1.04  "Entity"  means  any  corporation,   limited   liability
company, partnership, or other person or entity.

                  1.05 "Invention" means any idea, discovery, creation, or invention of Licensor, any of its members, employees, consultants, or contractors, whether made solely, or jointly with another Entity, whether or not patentable, that is conceived, created, or reduced to practice on or after November 17, 2001 and/or before the termination of this Agreement which relates to or would be useful in the Licensed Field.

                  1.06 "Know-how" means unpatented information, whether or not patentable, including without limitation, technical information, processes, formulae, trade secrets, materials, designs, and data.


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                  1.07 "Licensed Field" means any and all development,
manufacture, use, sale, repair, and maintenance of Medical Devices.

                  1.08 "Licensed Patents" means all those Patent Rights described on the attached Exhibit 1.08 and any additional Patent Rights now or hereafter owned or controlled by Licensor which relate to or would be useful in the Licensed Field.

                  1.09 "Licensed Product" means any Medical Device, the manufacture, use, sale, offering for sale, or importing of which would, absent the license granted hereunder, infringe any Valid Claim included in a Licensed Patent.

                  1.10     "Licensed Territory" means the world.

                  1.11 "Medical Device" means any implantable, invasive, or external equipment, apparatus, component, product, compound, service, or process of manufacture or use, including without limitation any formulation, solution, pharmaceutical, composite, or prosthetic, that: (i) uses or requires Nanomagnetics for medical research and/or the diagnosis, prevention, treatment or cure of any disease, disorder, and/or condition in humans and other animals;
(ii) affects magnetic imaging resonance imaging (MRI) safety; (iii) affects medical image compatibility; or (iv) involves power systems in humans or other animals.

                  1.12 "Nanomagnetics" means magnetic materials which have an average particle size less than 100 nanometers and includes materials, compositions, and/or articles of manufacture for nano-sized magnetic material, processes for the manufacture of such nano-sized magnetic material, articles of manufacture incorporating or using such nano-sized magnetic material, and processes for the uses of such materials, compositions, and/or articles of manufacture.

                  1.13 "Net Sales Revenue" means, in any case where a Licensed Product is sold or commercially disposed of for value by Licensee, any Affiliate, or any Sublicensee in an arm's length transaction with a third party (other than an Affiliate of, respectively, Licensee or Sublicensee), the gross invoice price for such Licensed Product, less the following: (i) discounts, chargebacks, Medicare or other government rebates, and rebates to purchasers actually taken or allowed; (ii) credits or allowances given or made for rejections or return of any previously sold Licensed Products actually taken or allowed; (iii) to the extent included in such gross invoice price any tax or government charge imposed on the production, import, export, sale, delivery or use of such Products, including, without limitation, any value added or similar tax or government charge, but not including any tax levied with respect to income; and (iv) to the extent included in such gross invoice price any reasonable and documented packaging and distribution charges. Net Sales shall also include and be deemed to have been made with respect to (a) any Licensed Product not sold or otherwise transferred to any third party but rather used by Licensee or any Sublicensee to provide a commercial service and (b) any other transfer of a Licensed Product for less than arm's length value other than intercompany transfers where the transferee is not the end user. The amount of any Net Sale as defined in the preceding sentence shall be imputed using the price or prices at which the Licensed Product at issue is then being sold in transactions covered by the first sentence of this Section or, if no such

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transactions have occurred, on a reasonable basis to be determined at the time by the parties. Notwithstanding any other provision of this Section, Net Sales shall not include the transfer without consideration of any Licensed Product by Licensee or any Sublicensee (x) for use in any clinical trial or in any preclinical or other research, (y) as detailing samples or other use to promote additional Net Sales in amounts consistent with the normal business practices of Licensee or any Sublicensee, or (z) for compassionate use.

                  1.14 "Patent Rights" means any and all forms of patents issued or granted anywhere in the world, including, without limitation, utility, model and design patents, patents of addition, patents of importation or innovation, improvement patents, reissued and reexamined patents, all renewals and extensions thereof, and all applications for such patents (including original, divisional, continuation and continuation-in-part applications) pending before any national Patent Office and which have not been abandoned or expired.

                  1.15 "Sublicense" means any sublicense of, or other agreement permitting the commercial exploitation of, some or all of the rights granted to Licensee under this Agreement.

                  1.16 "Sublicensee" means any Entity to whom Licensee grants a Sublicense.

                  1.17 "Sublicense Revenue" means gross revenue received by Licensee from Sublicensees for a grant of license rights with respect to the Licensed Patents and/or Know-how.

                  1.18 "Term of this Agreement" or "Term" means the period beginning on the Effective Date and continuing only for so long as (a) Licensee has any right to exercise any of its rights with respect to any Licensed Patent in the Licensed Territory, or (b) royalty payments are due under this Agreement, unless earlier terminated by Licensor or Licensee as provided herein.

                  1.19 "Valid Claim" means (i) a claim (an "Issued Patent Claim") of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, and/or (ii) a pending claim of any pending patent application which has been filed and continues to be prosecuted in good faith and is not abandoned or finally disallowed without the possibility of appeal or refiling; provided, however, that, with respect to any Licensed Product, no pending claim which has not become an Issued Patent Claim shall continue to constitute a Valid Claim for more than three (3) years following the first approved commercial sale of the first Licensed Product which qualifies as a Licensed Product under Section 1.10 solely as a result of such pending claim.

         2. LICENSE GRANT

                  2.01 Subject to the terms of this Agreement, Licensor grants to Licensee and its Affiliates, and Licensee accepts for itself and such Affiliates, the exclusive right and license including the right to grant Sublicenses, under the Licensed Patents and the Know-how in the Licensed Field

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to make, have made, use, offer to sell, lease, and import Licensed Products in the Licensed Territory.

                  2.02 Licensee acknowledges and agrees that no license is granted or implied under, and agrees not to practice under, the Licensed Patents and Know-how for products and processes that are outside of the Licensed Field. Where a patent claim describes technology applicable to more than one field of use, the Licensee obtains rights to such claimed invention only within the Licensed Field.

         3. LICENSOR INVENTIONS

                  3.01 Members, employees, consultants, and contractors of Licensor, including, but not limited to Dr. Xingwu Wang and Howard Greenwald, may make an Invention(s) useful in the Licensed Field during the Term.

                  3.02 Within thirty (30) days of the conception of an Invention, Licensor shall disclose the same to Licensee in a writing. The description of an Invention, etc., may. by way of illustration, be a draft and/or a filed provisional and/or utility patent application, and will be accompanied by an estimate of the cost of preparing and filing one or more patent application(s) on such Invention(s), etc. Within sixty (60) days of disclosure, Licensee shall inform Licensor in writing if Licensee wishes to exclude the applicable Invention(s) from the license granted by this Agreement. If Licensee does not so notify Licensor of its intention to exclude any Invention, Licensee shall pay to Licensor the amount of the aforementioned estimate, and thereafter, one or more patent applications on such Invention(s) shall be prepared, executed, and filed on behalf of Licensor. Such patent application(s) shall be Licensed Patents hereunder.

                  3.03 If Licensee informs Licensor in writing of its desire to have any Invention excluded from this Agreement within such sixty (60)-day period, and/or if Licensee does not pay such expenses or provide an advance against the estimated costs to patent any Invention or Improvement within such sixty (60) day period, then Licensee shall waive any rights to have the particular Invention included within the scope of this Agreement.

                  3.04 Licensor shall not compete with Licensee or any Sublicensee or assignee within the Licensed Field, even if Licensee waives any rights to have any particular Invention included within the scope of this Agreement.

         4. LICENSEE'S OBLIGATIONS

                  4.01 Licensor shall diligently prosecute and maintain the Licensed Patents, but only to the extent, if any, that the Licensee pays for the costs of such prosecution and maintenance. Licensor will advise Licensee within thirty (30) days of the date Licensor becomes aware of the advisability of taking of filing, prosecution, or maintenance actions with regard to any Licensed Patent. Licensor will provide an estimate of the cost of taking such action in accordance with reasonable billing rates and expenses. Within thirty
(30) days of such disclosure, Licensee shall inform Licensor in writing if Licensee wishes to exclude the patent or patent application from Licensed Patents. If a patent is to be included as a Licensed Patent within this Agreement, Licensee shall pay the estimated sum to Licensor, and Licensor shall promptly take the action in question. Licensor shall keep track of the actual costs incurred and promptly refund any excess of the estimate paid by Licensee to Licensor for such work.

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                  4.02 The undertaking by Licensee to pay certain patent fees and minimum royalties as set forth herein shall be in lieu of any express or implied best efforts obligation of Licensee, which are hereby waived by Licensor. Licensee will pay the following amounts as minimum royalties in the years indicated:

         Year 1:                          five thousand dollars ($5,000);
         Year 2:                          five thousand dollars ($5,000);
         and Years 3 and beyond:          thirty thousand dollars ($30,000).

All amounts paid as minimum royalties shall be paid quarterly pursuant to
Section 6 and shall be credited annually against royalties, but only for that year, as set forth in Section 5 below. In the event of termination of this Agreement by Licensee, the minimum royalties due shall be pro-rated through the effective date of termination. If Licensee is acquired by a third party, Licensor will consent to the assignment of Licensee's rights under this Agreement in exchange for a payment of fifty thousand dollars ($50,000) if the acquiring party is a Sublicensee, or thirty thousand dollars ($30,000) otherwise.

                  4.03 With regard to any particular patent application, or an issued patent, Licensee will be advised by Licensor of certain actions that might be taken with regard to such patent application or patent. By way of illustration and not limitation, such actions might include:

         (a)      the filing of an information disclosure statement, and/or

         (b) the filing of a response, amendment, appeal, and/or a petition in response to a communication from a United States and/or a foreign Patent Office, and/or

         (c) the payment of Patent Office fees, such as fees for petitions for extension, final fees, and the like,

         (d) the filing of divisional, continuation, continuation-in-part, and/or reissue patent applications, and/or

         (e)      the filing of one or more International  Patent and/or foreign
                  patent   applications   based  upon  a  United  States  patent
                  application, and/or

         (f)      other  actions  routinely  undertaken  by Patent  Attorneys on
                  behalf  of   clients   during   the   prosecution   of  patent
                  applications.

                  4.04 Licensor shall provide Licensee with monthly bills for approved services and expenses, and shall be paid any amounts due, within thirty
(30) days of Licensee's receipt of the appropriate bill to the extent such amount has not been prepaid in any estimate.


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                  4.05 As further consideration under this Agreement, Licensee will fund, through Licensor, research at Alfred University. Such research shall be carried out by Dr. Xingwu Wang in accordance with an annual plan developed by Licensor and Dr. Wang, and acceptable to Licensee. The principal investigator shall be Dr. Xingwu Wang. The amount of funding for research acceptable to Licensee shall be at least sixty-thousand dollars ($60,000) for the first year pursuant to the R&D Agreement. Funding during subsequent years shall be optional for Licensee and shall be determined based upon an annual plan submitted for Licensee's review. The funds shall be advanced periodically on a schedule agreed to by Licensee, Licensor and Dr. Xingwu Wang.

         5. ROYALTIES

                  5.01 Subject to Section 5.02, Licensee shall pay to Licensor a royalty of five percent (5%) of the Net Sales Revenue and Unallocated Net Sales Revenue collected.

                  5.02 If Licensee sells a Licensed Product that incorporates one more other patented technologies licensed to or owned by Licensee for which a royalty is payable to a third person, the royalty payable under Section 5.01 shall be adjusted by dividing five percent (5%) by the total of the royalty rates payable on the applicable Licensed Product. In no event shall the royalty rate payable under Section 5.01 be less than 1.666 percent.

                  5.03     SUBLICENSING

         (a) All sublicensing shall be the sole responsibility of Licensee. Licensee shall supply Licensor with a copy of each sublicense agreement within thirty (30) days after its execution.

         (b) Licensee shall pay to Licensor a sublicense royalty of twenty-five percent (25%) of the Sublicense Revenue.

         (c) If a Sublicensee is also a sublicensee of other patents, controlled or licensed by Licensee that contribute to Sublicense Revenue, the percentage payable under this Section 5.03 shall be adjusted by multiplying twenty five percent (25%) by a fraction, the numerator of which is five percent (5%) and the denominator of which is the total of the royalty rates payable on the Licensed Products. However, in no event shall Licensor be paid less than eight-and-one-third percent (8.333 %).

         6. PAYMENTS

                  6.01 Not later than the last day of each January, April, July and October, Licensee shall furnish to Licensor a written statement, in such detail as Licensor may reasonably require, of all amounts due pursuant to Sections 4.02, 5.01 and 5.03 for the immediately preceding calendar quarter, and shall pay to Licensor all amounts due to Licensor in U.S. Dollars. If no amount is accrued during any quarterly period, a written statement to that effect shall be furnished.

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                  6.02 Licensee's obligation to pay royalties under this
Agreement shall be imposed only once with respect to any Net Sale of any Licensed Product regardless of whether the Licensed Product is covered by more than one claim of a Licensed Patent.

                  6.03 Licensee and Licensor shall use all commercially reasonable and legal efforts to reduce tax withholding on any payments to be made to Licensor hereunder. If Licensee concludes that, notwithstanding such efforts, tax withholding under the laws of any country is required with respect to any royalty payment to be made to Licensor under this Agreement, Licensee shall pay or cause its Sublicensee to pay any applicable withholding taxes imposed by any such political jurisdiction on such royalty payments, and the amount of any such payments shall be credited against Licensee's royalty obligation under this Agreement. Licensee shall promptly provide Licensor with, or promptly cause Licensor to be provided with, original receipts or other evidence sufficient to allow Licensor to obtain the benefits of any such tax withholding.

         7. REPRESENTATIONS AND WARRANTIES

                  7.01 Licensor represents and warrants that: except as described in Exhibit 7.01, and section 2.02, (i) it owns or controls (or will own or control within ten days after the execution of this agreement) the entire right, title and interest in and to Inventions, and Licensed Patents and such interest is not encumbered in any manner; (ii) Licensor has the right and power to enter into this Agreement, and to grant the rights and licenses set forth herein free and clear of any obligations to any third persons; and (iii) it has not granted any license, assignment or other interest to any third person with respect to any of the Inventions, Improvements, Licensed Patents or Know-how other than outside the Licensed Field. Licensor also represents and warrants that: (iv) Licensor has provided Licensee with copies of all, written or oral, opinions of counsel, clearances, studies, licenses, and agreements relating to the Licensed Patents and the Licensed Products; (v) the persons listed on
Exhibit 7.01A are all the officers, employees, and consultants of Licensor on or prior to the Effective Date, and (vi) Licensor has not received any written or oral communication from a third party that a Licensed Product may or actually does infringe or otherwise violate any intellectual property right of such third party.

                  7.02 NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LICENSOR OF THE VALIDITY OF ANY OF THE LICENSED PATENTS. UNLESS CAUSED BY A BREACH OF ITS EXPRESS WARRANTIES, LICENSOR SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE PRODUCTION, USE, OR SALE OF ANY LICENSED PRODUCT; OR
(B) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING, AND LICENSEE SHALL HOLD LICENSOR AND ITS OFFICERS; AGENTS, OR EMPLOYEES, HARMLESS IF LICENSOR, OR ANY OF ITS OFFICERS, AGENTS, OR EMPLOYEES, IS HELD LIABLE WITH RESPECT TO ANY OF THE FOREGOING.


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         8. TERMINATION

                  8.01 This Agreement shall terminate upon the expiration of the last-to-expire of the Licensed Patents unless sooner terminated by Licensee.

                  8.02 Licensee may terminate this Agreement at any time upon sixty (60) days' written notice to Licensor.

                  8.03 If either party shall be in default of any material obligation hereunder, the other party may terminate this Agreement by giving sixty (60) days' notice by Next Business Day Express Delivery Service to the other party, specifying the basis for termination. If, within sixty (60) days after the receipt of such notice, the party receiving notice shall remedy the condition forming the basis for termination, this Agreement shall continue in full force.

         9. LITIGATION

                  9.01 Each party shall notify the other party in writing of any suspected infringement of a Licensed Patent and provide any evidence of such infringement.

                  9.02 Licensee shall have the first right to institute suit for infringement(s) of the Licensed Patents by a third person who is making, using, and/or selling one or more Licensed Products within the Licensed Field. Licensor will join as a party plaintiff in any such lawsuit initiated by Licensee, if requested by Licensee. All costs, attorneys' fees, and expenses shall be paid by Licensee; and, to the extent that Licensor incurs any liability as a result of joining as such party Plaintiff, the Licensee shall fully indemnify the Licensor for such liability. However, if Licensee does not institute suit for infringement(s) within a reasonable period after receipt of written notice from Licensor of Licensor's desire to bring suit for infringement in its own name and on its own behalf, then Licensor may, at its own expense, bring suit or take any other appropriate action.

                  9.03 If Licensee initiates legal action for enforcement of the Licensed Patents, Licensee shall be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to Section 9. Licensor shall be entitled to recovery of damages resulting from any lawsuit brought by Licensor to enforce any Licensed Patents pursuant to Section 9. If either party collects damages resulting from a lawsuit pursuant to Section 9, such party shall pay to the other twenty-five percent (25%) of the collected funds, after deducting reasonable costs and attorneys fees from the total amount of such damages and costs recovered.

                  9.04 Without the prior written consent of Licensor, Licensee may not settle with an infringer of any Licensed Patents if such settlement would materially affect the rights of Licensor with respect to the Licensed Patents outside the Licensed Field. Without the prior written consent of Licensee, Licensor may not settle with an infringer of any Licensed Patents if such settlement would materially affect the rights of Licensee with respect to the Licensed Patents in the Licensed Field.

                  9.05 If there is ever any litigation or other dispute or difference with a third party, the parties hereto shall, and shall cause all applicable inventors under their direction or control to, cooperate with each other and make themselves available to assist in any such dispute.

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         10. RECORDS

                  Licensee shall keep accurate records of all operations affecting payments hereunder, and shall permit an independent public accountant mutually acceptable to the parties to inspect all such records annually, upon ten (10) days' written notice, and to make confidential copies of or extracts from such records during regular business hours for five (5) years after each applicable royalty reporting period. Such records shall be deemed Proprietary Information of Licensee and may not be disclosed, except to the Licensor, although such accountant may use such records to determine the amounts due from Licensee or Licensor hereunder and shall report the same to the parties.

         11. MISCELLANEOUS

                  11.01 Subject to the provisions of section 4.02, this Agreement may be assigned by Licensee to its successors, assigns and designees, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with Licensee. Licensee's rights under this Agreement and the licenses herein granted may be assigned to any person or corporation succeeding to its business in Licensed Products as a result of any sale, consolidation, reorganization, or otherwise, provided such assignee, receiver, person, or corporation shall accept in writing the provisions of this Agreement and agree to become bound thereby in the place and stead of Licensee.

                  11.02 The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

                  11.03 The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

                  11.04 This Agreement represents the entire understanding between the parties and supersedes all other agreements, express or implied, between the parties concerning its subject matter.

                  11.05 Any provision of this Agreement may be altered only by a writing signed by both parties, except as provided in Section 11.01.

                  11.06 This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to its conflict of laws principles, and each party consents to the exclusive personal jurisdiction of the state and federal courts located in Monroe County, New York, if there is a dispute between them hereunder.

                  11.07 Any notice required or permitted by this Agreement shall be sent by pre-paid Next Day Express Delivery service, and shall be effective as of its date of delivery. For the purpose of all written communications and notices between the parties, their addresses shall be:


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         Licensor:         Nanoset, LLC, c/o Howard J. Greenwald,  349 West
                           Commercial Street, Suite 2490, Rochester, New York 14445, and

         Licensee:         Attn: Michael Weiner, CEO, Biophan Technologies, Inc.
                           150 Lucius Gordon Drive -- Suite 215, West
                           Henrietta, New York 14586.

                  11.08    Arbitration.

         (a) Any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance, or termination, and validity or infringement of Licensed Patents, that the parties are unable to resolve within ninety (90) days after written notice by one party to the other, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules and (if applicable) the Patent Arbitration Rules of the American Arbitration Association, as modified in this Article. Such arbitration shall take place in a venue in Western New York, before a single arbitrator appointed by the American Arbitration Association. The arbitrator shall render a reasoned opinion on the matter within three (3) months from the date the hearing is closed.

         (b) The institution of any arbitration hereunder shall not relieve Licensee of its obligations to make undisputed payments to Licensor required by the terms of this Agreement during the continuance of the arbitration proceeding.

         (c) The decision of the arbitrator shall be binding and conclusive on the parties, and they shall comply with such decision in good faith. Each party hereby submits itself to the jurisdiction of the courts of the State of New York, but only for the entry or enforcement of judgment with respect to the decision of the arbitrator hereunder, including injunctive relief if appropriate to render effective the arbitrator's decision. Notwithstanding the foregoing, judgment on the award by the arbitrator may be entered in any court of the State of New York or any court having jurisdiction. If judicial enforcement or review of the arbitrator's decision is sought, the prevailing party shall be entitled to its costs and reasonable attorneys' fees, in addition to any amount of recovery ordered by the court.

                  11.09 Consistent with its reasonable practices, Licensee shall include an appropriate patent marking on the Licensed Products, sufficient to notify purchasers of the existence of the Licensed Patents. The notice shall read "Licensed under Licensor's U.S. (or other authority) Numbers n,hhh,hhh; n,hhh,hhh;". As soon as reasonably possible after receipt of a request from Licensor to modify the notice to add additional newly issued Licensed Patents, Licensee shall modify the notice.

                  11.10 For a period of five (5) years from the date of this Agreement, each party ("receiver") receiving any proprietary and nonpublic information ("Proprietary Information") of the other party ("discloser") shall keep secret and confidential the Proprietary Information of the discloser, shall not use such Proprietary Information for purposes other than those permitted by this Agreement, and shall not disclose such Proprietary Information to any third party without discloser's consent, except when, after, and to the extent that the Proprietary Information: (a) was known to receiver at the time of its disclosure by discloser, as evidenced by receiver's written records prepared prior to such disclosure, (b) is now or may hereafter become generally available to the public, by means other than receiver's failure to fulfill its obligations hereunder, (c) is disclosed to receiver by a third party having no direct or indirect secrecy obligation to discloser with respect to such information, or
(d) is required to be disclosed by governmental law or regulation or by court order.


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                  11.11 All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11. During the term of this Agreement Licensor shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against Licensor under Title 11, Licensee shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of Licensee, shall be promptly delivered to it (a) upon Licensee's written request after the commencement of such bankruptcy proceeding, unless Licensor, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon Licensee's request following the rejection of this Agreement by or on behalf of Licensor. If Licensee has taken possession of all applicable embodiments of the intellectual property of Licensor pursuant to this
Section 11.03 and the trustee in bankruptcy of Licensor does not reject this Agreement, Licensee shall return such embodiments upon request. If Licensor seeks or involuntarily is placed under Title 11 and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), Licensee hereby elects, pursuant to Section 365(n) to retain all rights granted to Licensee under this Agreement to the extent permitted by law. If Licensor seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee in bankruptcy rejects this Agreement, Licensee hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the extent permitted by the law.

         12.  RELEASE OF ALL PRIOR CLAIMS

         Each of the parties to this agreement (including Nanoset, LLC and Biophan Technologies, Inc.), and each of the Members of Nanoset, LLC (Xingwu Wang, Howard J. Greenwald, and Biomed Solutions, LLC) hereby release each of the other parties to this agreement (Nanoset, LLC and Biophan Technologies, Inc.) and each of the other Members of Nanoset, LLC (Xingwu Wang, Howard J. Greenwald, and Biomed Solutions, LLC) from any and all claims that arose or have arisen from January 1, 2002 until the execution of this agreement that such party has against any of such other parties. The provisions of this agreement supersede the provisions of the February 7, 2002 Contract between Nanoset LLC and Biophan Technologies, Inc. The provisions of this agreement also supersede the provisions of any agreement(s) made between Xingwu Wang and Biophan Technologies, Inc. between January 1, 2002 and the execution of this agreement.

          IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates hereinafter set forth.

Licensee - BIOPHAN TECHNOLOGIES, INC.

         /s/ Guenter Jaensch                                           Date:  January 15, 2004
         --------------------------------------------                         ----------------
         Dr. Guenter Jaensch, Chairman


         /s/ Michael L. Weiner                                         Date:  January 15, 2004
         --------------------------------------------                         ----------------
         Michael L. Weiner, CEO


Licensor - NANOSET, LLC

         /s/ Howard J. Greenwald                                       Date:  January 15, 2004
         --------------------------------------------                         ----------------
         Howard J. Greenwald,
          Member


         /s/ Xingwu Wang                                               Date:  January 15, 2004
         --------------------------------------------                         ----------------
         Dr. Xingwu Wang, Member


         /s/ Michael L. Weiner                                         Date:  January 15, 2004
         --------------------------------------------                         ----------------
         Michael Weiner, on behalf of
         Biomed Solutions, Member

 EXHIBIT 1.08

                                LICENSED PATENTS



                             NANOMAGNETIC TECHNOLOGY



(1) JLH-649, "Coated Stent Assembly" Filed 12/30/2003 (No application number yet)

This application was filed in the names of Helfer, Wang, Gray and Greenwald and will be assigned after the closing of the deal on January 15, 2004.

(2) JLH-636, "MRI Contrast Agent Assembly" Filed 12/01/2003 (Application number 60/525,916)

This application was filed in the names of Heifer, Wang, Gray and Greenwald and will be assigned after the closing of the deal on January 15, 2004.

(3) XW-263, "Magnetic Resonance Imaging Coated Assembly" Filed 03/07/2003 (Application number 10/384,288)

This application was filed in the names of Wang, Greenwald, Heifer, Gray and Weiner and will be assigned after the closing of the deal on January 15, 2004.

(4)      XW-222, "Protective Assembly" Filed 02/24/2003 (Application number
         10/373,377)

This application was filed in the names of Wang, Greenwald, Heifer and Gray and will be assigned after the closing of the deal on January 15, 2004.

(5) XW-397, "Magnetically Shielded Assembly" Filed 02/12/2003 (Application number 10/366,082)

This application was filed in the names of Wang and Greenwald and will be assigned after the closing of the deal on January 15, 2004.

(6)      XW-390,   "Nanomagnetically   Shielded  Substrate"  Filed  0  1/21/2003
         (Application number - PCT/USO3/0 1671)

Partially assigned, partially not assigned based on status of corresponding US cases.

(7) XW-490, "Nanomagnetically Shielded Substrate" Filed 12/18/2002 (Application number 10/324,773)

This application was filed in the names of Wang and Greenwald and will be assigned after the closing of the deal on January 15, 2004.

(8) XW-253, "Implantable Medical Shielding Device" Filed 12/07/2002 (Application number 10/313,847)

This application was filed in the names of Wang, Heifer and Greenwald and will be assigned after the closing of the deal on January 15, 2004.

(9) XW-226, "Magnetically Shielded Assembly" Filed 11/25/2002 (Application number 10/303,264)

This application was filed in the names of Wang, Helfer and MacDonald and has issued and been assigned to Nanoset.

(10) XW-39l, "Nanomagnetic Shielding Assembly" Filed 10/18/2002 (Application number 10/273,73 8)

This application was filed in the name of Wang and has been assigned to Nanoset.

(11) XW-387, "Magnetically Shielded Assembly" Filed 09/30/2002 (Application number 10/260,247)

This application was filed in the names of Wang, Heifer and MacDonald and has issued (patent number 6,673,999) and been assigned to Nanoset.

(12) XW-348, "Magnetically Shielded Conductor" Filed 09/13/2002 (Application number 10/242,969)

This application was filed in the names of Wang and Helfer and has been assigned to Nanoset.

(13) XW-395 "Magnetically Shielded Conductor" Filed 08/26/2002 (Application number 10/229,183)

This application was filed in the name of Wang and has been assigned to Nanoset.

(14) JLH-3 89 "Magnetically Shielded Conductor" Filed 03/04/2002 (Application number 10/090,553)

This application was filed in the names of Heifer and Wang and has been assigned to Nanoset.

(15) 15 XW-550 "Magnetically Shielded Conductor" Filed 01/22/2002 (Application number 10/054,407)

This application was filed in the name of Wang and has issued (patent number 6,506,972) and been assigned to Nanoset.

EXHIBIT 7.01

                             EXCEPTIONS TO OWNERSHIP



         Substantially contemporaneously with the execution of this LICENSE AGREEMENT, a "Research and Development Agreement" has been executed between Nanoset, LLC, Dr. Xingwu Wang, and Howard J. Greenwald. Notwithstanding any other provision of this LICENSE AGREEMENT, (1) the Inventions made by Xingwu Wang, and/or Howard J. Greenwald, and/or other employees, members, and/or consultants of Nanoset are subject to the terms of the Research and Development Agreement, (2) no warranty is made by Nanoset, LLC with regard to rights in such Inventions to the extent, if any, that such rights exceed the rights granted (or expected to be granted, e.g., under Section 2.02(a)) to Nanoset, LLC under the terms of such Research and Development Agreement, and (3)no grant, conveyance, and/or license is made by Nanoset, LLC with regard to rights in such inventions to the extent, if any, that such rights exceed the rights granted (or expected to be granted, e.g., under Section 2.02(a)) to Nanoset, LLC under the terms of such Research and Development Agreement.


         Thus, by way of illustration and to avoid any doubt, Licensee acknowledges that Section 2.03 of the Research and Development Agreement excepts certain Inventions from this LICENSE AGREEMENT. Furthermore, Licensee acknowledges that, with regard to Inventions made by Xingwu Wang and/or Howard
J. Greenwald and/or other employees, members, and/or consultants of Nanoset (except as the parties subsequently agree in writing), if the Research and Development Agreement expires, Licensee will continue to have the rights under this LICENSE AGREEMENT to Inventions for which Licensee paid the amounts due under the Research and Development Agreement, but will have no right to new inventions made after such expiration. Furthermore, License acknowledges that if it terminates this LICENSE AGREEMENT, it will have no further rights under the Research and Development Agreement.

EXHIBIT 7.01A

                           OFFICERS, ETC. OF LICENSOR



     The following are the Members of Nanoset,  LLC: (1) Xingwu Wang, (2) Howard
J. Greenwald, and Biomed Solutions, LLC. Nanoset, as of January 15, 2004, has no employees. Nanoset, as of January 15, 2004, has retained no consultants.

EXHIBIT 12


                           FEBRUARY 7, 2002 AGREEMENT


               CONTRACT BETWEEN BIOPHAN TECHNOLOGIES, INC. (BTI),
                          XINGWU WANG, AND NANOSET LLC
              CONCERNING NANOMAGNETIC MATERIALS PATENT APPLICATIONS


         The patent application(s) will be assigned to Nanoset, LLC, with the following understandings.

         a) Biophan Technologies, Inc. will pay Howard Greenwald for his time involving this patent application(s) and will pay Dr. Wang, directly, a one-time licensing fee of $10 000 now and $5,000 more when the patent application(s) issues in exchange for a paid-up royalty fee, exclusive license for medical application(s) for the life of any patent or patents (US and/or foreign) issuing on such patent application(s). Medical uses shall include uses in shielding pacemakers and other medical devices formulations, pharmaceuticals, composites, prosthetics , etc. used for treating humans or animals in any fashion, implantable or invasive or external. BTI rights shall include rights of enforcement and sub-licensing in the medical field. BTI shall consult with Howard Greenwald on enforcement strategies and potential downstream prosecution.

         b) BTI will negotiate an R&D contract for consulting services to demonstrate the effectiveness of the technology in an MRI field. Dr. Wang will determine who shall assist him in the project including use of facilities and students at Alfred etc. Dr. Wang will bill BTI for his time on this project.

         c) In the event that the shielding shall prove effective for shielding a metal pacemaker lead from MRI energies adequately to enable pacemaker shielding that can be commercially applied, BTI will grant Mr. Wang an option to acquire 25,000 shares of BTI stock at $1 per share.

         d) Rights for use in other non-medical devices (or applications) shall remain with Nanoset (see b).

------------------------------            ------------------------------------
Mike Weiner                               Date
CEO
Biophan Technologies, Inc.



------------------------------            ------------------------------------
Xingwu Wang                               Date
Individual



------------------------------            ------------------------------------
Howard J. Greenwald, Esq.                 Date
Managing Partner
Nanoset, LLC